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     Bank of America                             Business Loan Agreement
     National Trust and Savings Association

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This Agreement dated as of JAN. 1, 1997, is between Bank of America National
Trust and Savings Association (the "Bank") and PIA Merchandising Co., Inc. (the "Borrower").

1.   LINE OF CREDIT AMOUNT AND TERMS

1.1  LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Seven Million Dollars ($7,000,000).

(b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) Each advance must be for at least One Hundred Thousand Dollars ($100,000), or for the amount of the remaining available line of credit, if less.

(d) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and May 1, 1998 (the "Expiration Date") unless the Borrower is in default.

1.3  INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4  REPAYMENT TERMS.

(a) The Borrower will pay interest on March 1, 1997 and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

(c) Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.

1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

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1.6  OFFSHORE RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus
2.25 percentage points.

Designation of an Offshore Rate portion is subject to the following requirements:

(a) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than 90 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                   Offshore Rate =          Grand Cayman Rate
                                            -----------------
                                            (1.00 - Reserve Percentage)

     Where,

     (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank markets.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

     (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore dollar inter-bank markets; or

     (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

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1.7  LIBOR RATE. The Borrower may elect to have all or portions of the principal balance bear interest at the LIBOR Rate plus 2.25 percentage points.

Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, two, or three months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                   LIBOR Rate = London Inter-Bank Offered Rate
                                ------------------------------
                                   (1.00 - Reserve Percentage)

     Where,

     (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

     (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds


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     (ii)     the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

     (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

2. FEES AND EXPENSES

2.1 UNUSED COMMITMENT FEE. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at 0.125% per year. This fee is due on March 31, 1997, and quarterly thereafter until the Expiration Date.

2.2  EXPENSES.

(a) The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation tees.

(b) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement up to a maximum of Five Thousand Dollars ($5,000) in excess of those fees and costs listed above. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

3. DISBURSEMENTS, PAYMENTS AND COSTS

3.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

3.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

3.3  TELEPHONE AUTHORIZATION.

(a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14586-25753, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.


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(c)  The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement.

3.4  DIRECT DEBIT (PRE-BILLING).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14586-25753, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 5 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount").

     If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

     (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

     (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

     Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

3.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

3.6 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

3.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:


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(a)  any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

3.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

3.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus 2.00 percentage points. This may result in compounding of interest.

3.10 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.00 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

4.   CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

4.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower (and any guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

4.2 GUARANTY. A guaranty signed by PIA Merchandising Services, Inc. ("PIA Services") in the amount of Seven Million Dollars ($7,000,000).

4.3 SUBORDINATION AGREEMENTS. Subordination agreements in favor of the Bank signed by Pacific Indoor Display Co. and Pivotal Sales Company.

4.4  OTHER ITEMS. Any other items that the Bank reasonably requires.

5.   REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

5.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

5.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

5.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws.

5.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except where the failure to be so licensed, in good standing, or in compliance would not have a material adverse effect on the Borrower's financial condition or results of operations.


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5.5  NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

5.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank, including the Borrower's unaudited consolidated financial statement dated as of August 30, 1996, is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition.

(b)  in form and content required by the Bank.

(c)  in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the assets or the financial condition of the Borrower (or any guarantor).

5.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

5.8 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged except where the failure to possess such permits, memberships, franchises, contracts, licenses and rights would not have a material adverse effect upon the Borrower's financial condition or results of operations.

5.9 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation where the total amount of all such obligations would exceed Ten Thousand Dollars ($10,000).

5.10 INCOME TAX RETURNS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

5.11 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

5.12 ERISA PLANS.

(a) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under
     Section 4041 of ERISA.

(d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e)  The following terms have the meanings indicated for purposes of this
     Agreement:

     (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.


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     (iii)    "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

5.13 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

6.   COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

6.1 USE OF PROCEEDS. To use the proceeds of the credit only for working capital requirements.

6.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 90 days of PIA Services' fiscal year end, PIA Services' annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidating and consolidated basis.

(b) Within 45 days of the period's end, PIA Services' quarterly financial statements. These financial statements may be company prepared. The statements shall be prepared on a consolidating and consolidated basis.

(c) Copies of the Borrower's Form 10-K Annual Report and Form 10-Q Quarterly Report within 30 days after the date of filing with the Securities and Exchange Commission.

6.3 CURRENT RATIO. To maintain quarterly on a consolidated basis a ratio of current assets to current liabilities of at least 1.50:1.0. Any advances under the Commitment shall be included as a current liability.

6.4 TANGIBLE NET WORTH. To maintain quarterly on a consolidated basis tangible net worth equal to at least the amounts indicated for each period specified below:

         Period                                       Amount
         ------                                       ------

         Fiscal year ending December 31, 1996         $32,500,000
         and fiscal quarters ending March 31, 1997, June 30, 1997 and September 30, 1997

         Fiscal year ending December 31, 1997         $34,500,000
         and each fiscal quarter thereafter


"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles) plus liabilities subordinated to the Bank in a manner acceptable to the Bank (using the Bank's standard form) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

6.5 LEVERAGE RATIO. To maintain quarterly on a consolidated basis a ratio of total liabilities not subordinated to tangible net worth not exceeding 0.50:1.0.

"Total liabilities not subordinated" means the sum of current liabilities plus long term liabilities, excluding debt subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank, using the Bank's standard form.


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6.6  LIMITATION ON LOSSES. Not to incur on a consolidated basis a net loss before taxes and extraordinary items in any quarterly accounting period.

6.7 LOANS TO AFFILIATES. Not to make any loans, advances or other extensions of credit to any of the Borrower's affiliates in a total amount which would exceed, at any one time, the difference between (i) Six Million Dollars and (ii) the total outstanding principal amount of indebtedness owing by the Borrower to its affiliates.

6.8 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts or capital lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)  Acquiring goods, supplies, or merchandise on normal trade credit.

(b)  Endorsing negotiable instruments received in the usual course of business.

(c)  Obtaining surety bonds in the usual course of business.

(d) Debts and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower's consolidated financial statement dated September 30, 1996.

(e) Additional debts for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement.

(f) Additional capital lease obligations of the Borrower for business purposes which, together with the debts permitted under subparagraphs 6.8(d) and 6.8(e) above, do not exceed a total principal amount of Four Million Dollars ($4,000,000) in any fiscal year.

(g) Debts owing to the Borrower's affiliates which (i) do not exceed, at any one time, the difference between (A) Six Million Dollars ($6,000,000) and
     (B) the total outstanding principal balance of loans made by the Borrower to its affiliates, and (ii) are subordinated, in a manner satisfactory to the Bank, to the Borrower's obligations owing to the Bank.

6.9 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property any Borrower now or later owns, except Permitted Liens. For purposes of this Agreement, "Permitted Liens" means any lien arising by reason of (a) any attachment, judgment (excluding any judgment which would constitute a default under Article 7 of this Agreement), decree or order of any court, so long as such lien is being contested in good faith and is either adequately bonded or execution thereon has been stayed pending appeal or review, and any appropriate legal proceedings which may have been duly initiated for the review of such attachment, judgment, decree or order shall not have finally been terminated or the period within which such proceedings may be initiated shall not have expired; (b) taxes, assessments or governmental charges not yet delinquent or which are being contested in good faith; (c) security for payment of workers' compensation or other insurance; (d) security for the performance of tenders, bids, leases and contracts (other than contracts for the payment of money); (e) deposits to secure public or statutory obligations or in lieu of surety or appeal bonds or to secure permitted contracts for the purchase or sale of any currency entered into in the ordinary course of business; (f) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; (g) any interest or title of a lessor under any lease (other than a capital lease); (h) security for surety or appeal bonds; (i) easements, rights-of-way, zoning or similar covenants and restrictions and other similar encumbrances or title defects which, in the aggregate, are not material in amount and which do not in any case materially interfere with the ordinary course of the business of the Borrower; and (j) additional purchase money security interests in personal property arising from capital leases acquired by the Borrowers or any one of them after the date of this Agreement, if the total principal amount of debts of Borrowers secured by such liens does not exceed Four Million Dollars ($4,000,000) in any fiscal year.


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6.10 CAPITAL EXPENDITURES. Not to spend or incur obligations (excluding capital leases for personal property already acquired) for more than Three Million Dollars ($3,000,000) in any single fiscal year to acquire fixed or capital assets.

6.11 DIVIDENDS. Not to declare or pay any dividends on any of its shares except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto.

6.12 LOANS TO OFFICERS. Not to make any loans, advances or other extensions of credit to any of the Borrower's executives, officers, or directors or shareholders (or any relatives of any of the foregoing) except for credit extended to finance expenses incurred in the ordinary course of business.

6.13 CHANGE OF OWNERSHIP. Not to cause, permit, or suffer any change, direct or indirect, in the Borrower's or any guarantor's capital ownership.

6.14 OUT OF DEBT PERIOD. To repay any advances in full, and not to draw any additional advances on its revolving line of credit, for a period of at least 30 consecutive days in each fiscal year of the Borrower.

6.15 NOTICES TO BANK. To promptly notify the Bank in writing of:

(a) any lawsuit over Two Hundred Fifty Thousand Dollars ($250,000) against the Borrower (or any guarantor).

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c)  any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's (or any guarantor's) financial condition or operations.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

6.16 BOOKS AND RECORDS. To maintain adequate books and records.

6.17 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

6.18 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business except where the failure to comply would not have a material adverse effect upon the Borrower's financial condition or results of operations.

6.19 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

6.20 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition, reasonable wear and tear excepted.

6.21 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

6.22 GENERAL BUSINESS INSURANCE. To maintain insurance as is usual for the business it is in.

6.23 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.


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                                        - 10 -

(b)  liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

(e)  acquire or purchase a business or its assets.

(f) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

(g) invest in other entities for a consideration in excess of Three Million Dollars ($3,000,000).

6.24 ERISA PLANS. To give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

(d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

7. DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

7.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

7.2 FALSE INFORMATION. The Borrower has given the Bank false or misleading information or representations.

7.3 BANKRUPTCY. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor), or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

7.4 RECEIVERS. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated.

7.5 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Seven Hundred Fifty Thousand Dollars ($750,000) or more in excess of any insurance coverage.

7.6 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Seven Hundred Fifty Thousand Dollars ($750,000) or more in excess of any insurance coverage.

7.7 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

7.8 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's (or any guarantor's) financial condition, properties or prospects, or ability to repay the loan.


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                                        - 11 -

7.9 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed in the amount of Fifty Thousand Dollars ($50,000) or more in the aggregate if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation.

7.10 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement or other document required by this Agreement is violated or no longer in effect.

7.11 OTHER BANK AGREEMENTS. The Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) has with the Bank or any affiliate of the Bank and such failure is not cured within thirty (30) days if in the Bank's reasonable judgement such failure is capable of cure.

7.12 ERISA PLANS. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan:

(a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

7.13 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

8.   ENFORCING THIS AGREEMENT; MISCELLANEOUS

8.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

8.2  CALIFORNIA LAW. This Agreement is governed by California law.

8.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

8.4  ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

     (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

     (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

     (iii)    Any violation of this Agreement; or


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                                        - 12 -

     (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

     (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

     (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

     (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

     (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)  This provision does not limit the right of the Borrower or the Bank to:

     (i)      exercise self-help remedies such as setoff;

     (ii) foreclose against or sell any real or personal property collateral; or

     (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

              (A)  an interim remedy; and/or

              (B)  additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited


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                                         -13-
     according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

8.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

8.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

8.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

8.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

8.9 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

8.10 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

8.11 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

8.12 PRIOR AGREEMENT SUPERSEDED. This Agreement supersedes the Business Loan Agreement (Receivables) entered into as of December 6, 1995, between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.


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                                        - 14 -

This Agreement is executed as of the date stated at the top of the first page.

[LOGO]

BANK OF AMERICA
NATIONAL TRUST AND SAVINGS ASSOCIATION   PIA MERCHANDISING CO., INC.


X  /S/ DENNIS JANS                       X  /S/ ROY L. OLOFSON
   ----------------------                   ---------------------------
BY: DENNIS JANS                          BY: ROY L. OLOFSON
TITLE: VICE PRESIDENT                    TITLE: EXECUTIVE VICE PRESIDENT AND
                                                CHIEF FINANCIAL OFFICER

ADDRESS WHERE NOTICES TO THE BANK        ADDRESS WHERE NOTICES TO THE BORROWER
ARE TO BE SENT:                          ARE TO BE SENT:

3233 Park Center Drive, 2nd Floor        1990 MacArthur Boulevard, Suite 900
Costa Mesa, California 92626             Irvine, California 92715


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